Exhibit 99.1

BioTime Reports Third Quarter Results and Recent Progress

  Asterias Biotherapeutics approved for listing on NYSE MKT
  Asterias’ AST-OPC1 cleared by FDA for Phase 1/2a dose escalation clinical trial for spinal cord injury
  Cell Cure Neuroscience’s OpRegen® cleared by FDA for Phase 1/2a dose escalation clinical trial for the dry form of age-related macular degeneration
  Renevia™ cleared for pivotal trial in Europe for treatment of HIV-related lipoatrophy
  Premvia™ cleared by FDA as Class II medical device for wound management
  BioTime and its subsidiaries end October with $35 million in cash to fund additional milestone achievements in 2015

ALAMEDA, Calif.--(BUSINESS WIRE)--November 10, 2014--BioTime, Inc. (NYSE MKT: BTX), the leader in developing pluripotent stem-cell therapies and other technologies designed to address major unmet medical needs, today reported financial results for the third quarter and the nine months ended September 30, 2014, and highlighted recent corporate accomplishments.

“BioTime and its subsidiaries set in motion a rapid cadence of milestone achievements in our clinical development of therapeutic and diagnostic products during the third quarter,” said Dr. Michael D. West, CEO. “We recently obtained authorization to begin our pivotal trial of Renevia™ in Europe for HIV-related lipoatrophy; our subsidiary Asterias Biotherapeutics received clearance from the FDA to initiate a Phase 1/2a dose escalation clinical trial of its product, AST-OPC1, in patients with complete cervical spinal cord injury; our subsidiary Cell Cure Neurosciences received clearance from the FDA for a Phase 1/2a dose escalation clinical trial of its product, OpRegen®, in patients with the dry form of age related macular degeneration; and the FDA cleared BioTime’s Premvia™ as a Class II medical device for the management of wounds. Also, BioTime’s subsidiary OncoCyte expanded its large clinical studies of PanC-Dx™ biomarkers in the diagnosis of breast, bladder, and lung cancer. In total, we now have six products for which seven clinical studies are approved or underway. To date, the FDA has approved clinical trials of only four pluripotent stem cell therapies, and two of those, OpRegen® and AST-OPC1, belong to BioTime subsidiaries.”

“On the financial front, we raised $31 million in early October for BioTime and certain of its subsidiaries through the sale of BioTime common shares to several institutional investors. As a result, we finished October with $35 million in cash and cash equivalents within the BioTime family of companies to fund additional milestone achievements during 2015. Additionally, our subsidiary Asterias arranged non-dilutive financing for clinical trials of both of its lead products by signing two agreements: one with the California Institute for Regenerative Medicine (CIRM) for the previously announced $14.3 million award to fund a Phase 1/2a clinical trial and process development of AST-OPC1, and one with Cancer Research UK (CRUK) and its affiliate Cancer Research Technology to conduct a Phase 1/2a clinical trial of AST-VAC2, a product designed as an immunotherapy for non-small cell lung cancer. We also added two experienced executives with strong track records of shareholder value creation to our Board of Directors,” Dr. West concluded.

Third Quarter and Recent Highlights

BioTime, Inc.

  BioTime received authorization to begin its pivotal human clinical trial of Renevia™ in Europe to treat HIV patients with premature facial aging caused by lipoatrophy. In the trial, Renevia™ will be used to deliver fat-derived cells to the patient’s face where there has been a loss of subdermal fat. Lipoatrophy is estimated to occur in 35-50% of the 10 million HIV patients worldwide on antiretroviral therapy.
  Premvia™ was cleared for marketing by the FDA as a Class II medical device for the management of wounds. Premvia™ is the first FDA-cleared member of BioTime’s HyStem® family of hydrogels, which are designed to mimic the natural structures of the human body’s extracellular matrix.
  Michael H. Mulroy and Stephen L. Cartt joined BioTime’s Board of Directors. Mr. Mulroy and Mr. Cartt both had successful careers in senior management at Questcor Pharmaceuticals, Inc. where Mr. Mulroy served as Executive Vice President – Strategic Affairs and General Counsel and Mr. Cartt served as Chief Operating Officer.
  BioTime and certain of its subsidiaries raised $31 million through sales of BioTime common shares in a registered direct offering.

Asterias Biotherapeutics, Inc. (Approximately 71% Owned by BioTime)

  AST-OPC1 was cleared by the FDA for the initiation of a dose escalation Phase 1/2a clinical trial in patients with complete cervical spinal cord injury. A large portion of the cost of this trial will be paid by grant support from the California Institute for Regenerative Medicine (CIRM).
  AST-VAC2, an immunotherapy treatment, will be the subject of a Phase 1/2a clinical trial in patients with non-small cell lung cancer in the UK, contingent on regulatory approval, through an agreement entered into by Asterias and Cancer Research UK (CRUK) under which CRUK will pay for the cost of the trial.
  Asterias became the first of BioTime’s subsidiaries to be publicly traded. Asterias common stock now trades on the NYSE MKT under the ticker symbol AST.

Cell Cure Neurosciences Ltd. (Approximately 63% Owned by BioTime on a Consolidated Basis)

  OpRegen®, a therapy designed for patients with the severe form of age-related macular degeneration (AMD) called geographic atrophy, was cleared by the FDA for a Phase 1/2a clinical trial. AMD is the leading cause of blindness in the aging US population and many other developed countries around the world. There is currently no FDA-approved therapy for the dry form of AMD.

OncoCyte Corporation (Approximately 75% Owned by BioTime)

  OncoCyte Corporation and The Wistar Institute continued their collaboration on a large, multi-site clinical study of blood-based lung cancer diagnostic markers. Over 600 blood samples were obtained from patients with a high-risk profile for development of lung cancer at six clinical sites. Wistar investigators are currently assessing gene expression patterns in blood cells of patients with malignant versus non-malignant lung disease. The performance of gene markers tested in the study in determining the presence or the progression of disease in various categories of patients may determine the specific nature of the lung cancer test that OncoCyte will develop.
  OncoCyte expanded the clinical development of its urine-based bladder cancer diagnostic test by initiating a multi-site clinical trial. The trial will involve up to 1,200 patient samples obtained from at least four large urology clinics located throughout the United States. The multi-site clinical trial has been initiated in part due to positive interim data from the ongoing study in pathology specimens.
  OncoCyte entered into a collaboration with Abcodia Ltd. to develop OncoCyte’s blood-based PanC-Dx™, a test for early detection of breast cancer. OncoCyte will test the performance of PanC-Dx™ cancer markers in detecting breast cancer in a set of blood samples taken from study subjects both before and after they developed breast cancer. If the outcome of this initial study is promising, future studies could proceed and expand into the use of a larger cohort to assess PanC-Dx™ cancer markers in a case-controlled longitudinal design.

LifeMap Solutions, Inc. (Approximately 75% Owned by BioTime on a Consolidated Basis)

  LifeMap Solutions strengthened its management team with the appointment of Rafhael Cedeno as Chief Technology Officer and Head of Product. Mr. Cedeno will be responsible for overseeing all aspects of product development, including the integration of Mount Sinai’s expertise and data into LifeMap Solutions’ products. In addition, Joel Dudley, PhD, Rong Chen, PhD, and Elissa Levin from Mount Sinai’s Icahn School of Medicine will work with LifeMap Solutions science team to develop LifeMap Solutions’ mobile health products and services.

Third Quarter Financial Results

Revenue

For the three months ended September 30, 2014, on a consolidated basis, total revenue was $1.2 million, up $0.5 million or 67% from $0.7 million for the same period of 2013. The increase in revenue is primarily attributable to increases in grant income and research products sales.

Expenses

Operating expenses for the three months ended September 30, 2014, on a consolidated basis, were $13.1 million, compared to $10.7 million for the same period of 2013. Research and development expenses were $8.8 million for the three months ended September 30, 2014, an increase of approximately $2.4 million from $6.4 million during the same period of 2013. The increase in research and development expenses is largely attributable to the amortization of intangible assets acquired by Asterias from Geron Corporation and BioTime in October 2013, and the ramp-up of the Asterias and LifeMap Solutions product development programs. Expenses of the OncoCyte and Renevia™ clinical trial programs were also a factor. General and administrative expenses remained relatively flat when compared with the third quarter of 2013 at $4.3 million.

Net Loss

Net loss attributable to BioTime for the three months ended September 30, 2014 declined to $8.3 million or $0.12 per share, compared to a net loss of $9.0 million or $0.16 per share for the same period in 2013. The decrease in net loss is primarily attributed to a $2.3 million deferred income tax benefit recorded as of September 30, 2014. There was no deferred income tax benefit recorded in the three months ended September 30, 2013. Net loss attributable to BioTime includes losses from BioTime majority owned subsidiaries based upon BioTime’s percentage ownership of those subsidiaries.

Year-to-Date Financial Results

Revenue

For the nine months ended September 30, 2014, on a consolidated basis, total revenue was $3.4 million, up $0.9 million or 32% from $2.5 million for the year ago period. The increase in revenue is primarily attributable to a $0.9 million increase in grant income, primarily from a grant awarded to BioTime’s subsidiary Cell Cure Neurosciences Ltd. by Israel’s Office of the Chief Scientist.

Expenses

Operating expenses for the first nine months of 2014, on a consolidated basis, were $39.0 million, compared to $28.7 million for the first nine months of 2013. Research and development expenses for the nine months ended September 30, 2014 increased to $26.3 million from $17.4 million for the same period in 2013. The increase in research and development expenses during the nine months ended September 30, 2014 is generally attributable to the same factors that contributed to the increase during the third quarter. General and administrative expenses for the nine months ended September 30, 2014 were $12.8 million compared to $11.3 million for the same period of 2013. The increase in general and administrative expenses reflects in part, the ramp-up of operations of LifeMap Solutions and Asterias and a decline in spending by ESI.

Net Loss

Net loss attributable to BioTime for the nine months ended September 30, 2014 was $25.8 million or $0.41 per share, compared to a net loss of $24.3 million or $0.45 per share for the same period in 2013. The increase in net loss is primarily attributable to increased research and development activity, primarily at Asterias, LifeMap Solutions, and OncoCyte and in our clinical development of Renevia™. The increase is offset to some extent by the $5.2 million income tax benefit recorded as of September 30, 2014. There was no income tax benefit recorded in the nine months ended September 30, 2013. Net loss attributable to BioTime includes losses from BioTime’s majority owned subsidiaries based upon BioTime’s percentage ownership of those subsidiaries.

Balance Sheet and Subsequent Financing Events

Cash and cash equivalents, on a consolidated basis, totaled $7.4 million as of September 30, 2014, compared with $5.5 million as of December 31, 2013. The cash on hand at September 30, 2014 includes $5.0 million held by Asterias.

During the nine months ended September 30, 2014, BioTime and certain of its subsidiaries raised approximately $31.8 million of equity capital through the sale of BioTime common shares. Of that amount, approximately $15.8 million was raised through sales in “at the market transactions,” including $6.4 million from long-term BioTime investors. In addition, BioTime raised $3.5 million of equity capital through the sale of 70,000 shares of a newly authorized Series A Convertible Preferred Stock to private investors. The remaining $12.5 million was raised by BioTime’s subsidiary Asterias in June 2014 through the sale of 5,000,000 BioTime common shares, with warrants to purchase 5,000,000 shares of Asterias common stock, to two private investors who are long-term BioTime shareholders. Asterias raised an additional $0.5 million from the sale of 200,000 shares of Asterias common stock to its newly appointed President and Chief Executive Officer.

In addition to the above capital raise, during early October 2014, BioTime and certain of its subsidiaries raised $31 million of cash through the sale of BioTime common shares in transactions priced “at the market.” As a result, BioTime and its subsidiaries had approximately $35 million in cash and cash equivalents as of October 31, 2014.

About BioTime

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem® progenitors, HyStem® hydrogels, culture media, and differentiation kits. Renevia™ (a HyStem® product), is now in a pivotal trial in Europe as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in the treatment of HIV-related lipoatrophy. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ HealthCare Corporation, under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  Asterias Biotherapeutics, Inc. is developing pluripotent stem-cell based therapies in neurology and oncology, including AST-OPC1 oligodendrocyte progenitor cells in spinal cord injury, multiple sclerosis and stroke, and AST-VAC2, an allogeneic dendritic cell-based cancer vaccine. Asterias trades publicly on the NYSE MKT under the symbol AST.
  BioTime Asia, Ltd., a Hong Kong company, may offer and sell products for research use for BioTime’s ESI BIO Division.
  Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders. OpRegen® is currently in a Phase I/IIa clinical trial for the treatment of the dry-form of age-related macular degeneration.
  ESI BIO is the research and product marketing division of BioTime, providing stem cell researchers with products and technologies to enable them to translate their work into the clinic, including PureStem® progenitors and HyStem® hydrogels.
  LifeMap Sciences, Inc. markets, sells, and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery® database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database.
  LifeMap Solutions, Inc. is a subsidiary of LifeMap Sciences focused on developing mobile health (mHealth) products.
  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer, including PanC-Dx™, with four clinical studies currently underway.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

BioTime stock is traded on the NYSE MKT, ticker BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31,
	(Unaudited)	2013

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,416,235	$5,495,478
Inventory	253,567	178,694
Trade accounts and grants receivable, net	1,014,183	998,393
Prepaid expenses and other current assets	1,255,479	1,277,405
Total current assets	9,939,464	7,949,970

Equipment, net	2,758,456	2,997,733
Deferred license and consulting fees	364,208	444,833
Deposits	435,317	129,129
Other long-term assets	53,127	-
Intangible assets, net	42,104,092	46,208,085
TOTAL ASSETS	$55,654,664	$57,729,750

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$5,550,698	$6,722,624
Capital lease liability, current portion	57,500	-
Related party convertible debt, net of discount	3,088	-
Deferred license and subscription revenue, current portion	177,574	235,276
Total current liabilities	5,788,860	6,957,900

LONG-TERM LIABILITIES
Capital lease, net of current portion	44,963	-
Deferred tax liability, net	10,787,141	8,277,548
Other long-term liabilities	79,108	231,981
Total long-term liabilities	10,911,212	8,509,529

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred shares, no par value, authorized 2,000,000 shares as of September 30, 2014 and December 31, 2013; 70,000 and nil issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	3,500,000	-
Common shares, no par value, authorized 125,000,000 shares as of September 30, 2014 and December 31, 2013; 73,690,302 issued and 68,291,760 outstanding as of September 30, 2014 and 67,412,139 issued and 56,714,424 outstanding at December 31, 2013	201,298,235	203,456,401
Contributed capital	59,934	93,972
Accumulated other comprehensive (loss)/income	(150,691)	62,899
Accumulated deficit	(171,606,642)	(145,778,547)
Treasury stock at cost: 5,398,542 and 10,697,715 shares at September 30, 2014 and at December 31, 2013, respectively	(22,119,467)	(43,033,957)
BioTime stockholders' equity	10,981,369	14,800,768
Non-controlling interest	27,973,223	27,461,553
Total stockholders' equity	38,954,592	42,262,321
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$55,654,664	$57,729,750

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

REVENUES:
License fees	$285,157	$382,767	$880,740	$1,094,843
Royalties from product sales	147,811	80,592	321,806	291,505
Grant income	647,580	160,431	1,863,310	941,226
Sale of research products and services	110,555	90,272	299,615	214,277
Total revenues	1,191,103	714,062	3,365,471	2,541,851

Cost of sales	(230,901)	(206,678)	(614,080)	(570,237)

Gross Profit	960,202	507,384	2,751,391	1,971,614

EXPENSES:
Research and development	(8,836,341)	(6,441,462)	(26,267,792)	(17,389,409)
General and administrative	(4,261,450)	(4,267,875)	(12,764,324)	(11,273,948)
Total operating expenses	(13,097,791)	(10,709,337)	(39,032,116)	(28,663,357)

Loss from operations	(12,137,589)	(10,201,953)	(36,280,725)	(26,691,743)
OTHER INCOME/(EXPENSES):
Interest (expense)/income, net	(7,632)	509	(29,786)	2,033
(Loss)/gain on sale or write off of fixed assets	(133)	5,830	(8,709)	5,120
Other (expense)/income, net	(118,796)	(60,704)	165,135	(169,512)
Total other (expenses)/income, net	(126,561)	(54,365)	126,640	(162,359)

LOSS BEFORE INCOME TAX BENEFIT	(12,264,150)	(10,256,318)	(36,154,085)	(26,854,102)

Deferred income tax benefit	2,312,693	-	5,174,977	-

NET LOSS	(9,951,457)	(10,256,318)	(30,979,108)	(26,854,102)

Net loss attributable to non-controlling interest	1,683,532	1,253,150	5,151,013	2,583,581

NET LOSS ATTRIBUTABLE TO BIOTIME, INC.	(8,267,925)	(9,003,168)	(25,828,095)	(24,270,521)
Dividends on preferred shares	(34,038)	-	(34,038)	-
Net loss attributable to common shareholders	(8,301,963)	(9,003,168)	(25,862,133)	(24,270,521)

Unrealized loss on available-for-sale assets	(1,210)	-	(2,740)	-
Foreign currency translation (loss)/gain	(66,768)	7,016	(216,330)	184,310

TOTAL COMPREHENSIVE LOSS	$(8,335,903)	$(8,996,152)	$(26,047,165)	$(24,086,211)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.12)	$(0.16)	$(0.41)	$(0.45)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK OUTSTANDING: BASIC AND DILUTED	67,920,853	55,621,564	62,594,212	53,545,834

CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com
or
Investor Contact:
EVC Group, Inc.
Brian Moore, 310-579-6199
bmoore@evcgroup.com
Gregory Gin, 862-236-0673
ggin@evcgroup.com
Doug Sherk, 415-652-9100
dsherk@evcgroup.com